EXHIBIT 23.1
Consent of Maples and Calder
Our ref VZL\620456\4406025v1
Direct tel +852 2971 3095
E-mail valerie.law@maplesandcalder.com
Home Inns & Hotels Management Inc.
No. 124 Caobao Road
Xuhui District
Shanghai 200235
People’s Republic of China
27 April, 2011
Dear Sir
Re: Home Inns & Hotels Management Inc.
We have acted as legal advisors as to the laws of the Cayman Islands to Home Inns & Hotels Management Inc., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended 31 December 2010.
We hereby consent to the reference of our name under the heading “Item 16G Corporate Governance” in the Form 20-F.
Yours faithfully
/s/ Maples and Calder
Maples and Calder